Exhibit 99.1

Plant Update by General Manager and CEO Scott Mundt

Construction of two additional grain storage bins has been completed on budget and on time for fall harvest. We did experience a problem in the transition section between the existing bins and the new bins resulting in a small fire which required a few days to repair, thanks to the patience and loyalty of our producers we met our inventory goal during the latter part of harvest (this was achieved with a record receiving day of 270,000 bushels of corn followed by several days of above average deliveries!!).

Our letter of intent to merge with Countryside Renewable Energy (CRE) has expired as of October 1, 2007. Although we still believe in being proactive and participating with industry consolidation, the timing was not right to move forward with CRE.

We continue to market our ethanol with Renewable Products Marketing Group (RPMG) and earlier this year we became one of eleven plants that have ownership in RPMG. Our dried distillers grains are now marketed with Cenex Harvest States (CHS) based on their purchase of CSC which became effective August 8, 2007. We continue to market modified and wet distillers with our staff at Dakota Ethanol. Change continues to be the norm for the businesses we work with.

It has been a good year for plant operations with very little downtime contributing to solid financial performance through the third quarter despite tough market conditions. We look forward to the future of the ethanol business with confidence to participate proactively as the industry continues to grow and develop.

LACP Capital Units

Trading and transfers are ongoing with effective dates the first day of each quarter, providing the 15 day listing period has been fulfilled, the contracts have been executed, and the Board of Managers have approved the sale. Please keep in mind that ownership can not transfer until at least 45 days have passed since being listed for sale. Sales that were effective October 1, 2007, average $3.87 per CU. Since that time, volume has been very small. To participate or review trading, please go to www.agstocktrade.com and choose Lake Area Corn Processors, LLC as the preferred company. If you have any questions or do not have internet access, please contact Variable Investment Advisors, Inc. at 1-800-859-3018 or call Alan May, LACP Membership Coordinator at Dakota Ethanol, LLC.

Earnings & Disbursements

Enclosed please find a disbursement of $0.10 per capital unit declared by the Lake Area Corn Processors, LLC Board of Managers payable to members of record as of October 1, 2007. The total amount for this disbursement is $2,962,000.

As a brief recap, net income through the first nine months of 2007 was $13,632,565 or $0.46 per capital unit [cu], compared to $0.97 per cu for the same period in 2006. This is a decrease in earnings from last year of approximately 50%. As you are aware, the ethanol industry as a whole is not as robust as it was a year ago. With current corn prices coupled with depressed ethanol prices, we anticipate earnings to be substantially less than last year. Please see www.sec.gov for detailed financial information on results through the 3rd quarter of 2007.

Disbursements so far in 2007 have totaled $0.60 per capital unit; that alone should send a message that Dakota Ethanol, LLC is doing well. Looking ahead to year end, please keep in mind we will again be eligible for the small producers tax credit on your federal income tax return.

Ethanol Economic Condition

In 2006, ethanol was blended into 46% of America’s gasoline, most in the form of the E10 blend. Ethanol-blended fuel is available from nearly coast to coast. In 2006, the U.S. produced and consumed about 5 billion gallons of ethanol. By the end of 2007, approximately 6.5 billion gallons of ethanol will be consumed in this country. There is discussion and pending legislation surrounding increasing the inclusion rate beyond the 10%, at least in the Midwest where most ethanol is produced. This makes good sense, replacing more foreign oil, less ethanol shipped out and less gasoline in.

“This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings.”

Winter Addresses

If you are traveling to warmer climates and wish to receive correspondence on a timely basis, please notify us of your temporary address. This will save us all time and money as returned items must be resent with a new address. A great way to keep in touch is via the internet. You may access www.dakotaethanol.com for the latest corn prices, SEC filings to include significant developments and financials, and a link to Variable Investment Advisors, Inc. at www.agstocktrade.com. VIA operates a qualified matching service to trade LACP capital units. You will be able to see offers to sell and buy, as well as, trading history on this site.

The Issue of “Food vs. Fuel”

The facts: [Courtesy of ACE]

•   Corn prices have risen over the past year in part as a result of increased ethanol demand, but the correlation between crop prices and grocery prices remains elusive.

•   Research examined historical examples of dramatic shifts in corn prices and found food prices to be completely unresponsive to changes in corn prices; in many cases, retail meat and milk prices rose even when the farmgate corn price declined.

•   During the past decade, livestock producers, slaughterhouses, and grocery manufacturers benefited from artificially low corn prices but did not pass these savings on to consumers; now, food and meat processors are using the “ethanol smokescreen” to justify grocery price increases that are unlikely to decline when corn’s historically volatile price falls.

•   Whether the price of corn rises or falls, the price of meat and milk has generally trended upwards. This reflects the sticky pricing of retail food products - prices may rise when costs increase, but they do not fall when the cost of inputs falls.

•   Processing, packaging, and transportation make up 80% of the real cost of food.

The true impact of high fuel prices:

•   Higher grocery prices have more to do with $3.50 per gallon fuel than with $3.50 per bushel corn - crude oil at nearly $80 per barrel makes it more expensive to process, package, and ship everything... including groceries.

•   Research has found energy prices to have at least twice the impact on the Consumer Price Index for food than corn prices do.

•   Since January, the retail price of gasoline has gone up by more than a dollar. While corn prices might add $10 per year to a person’s grocery tab, high gas prices are taking an additional $10 per week out of Americans’ pocketbooks.

•   Gas prices have more than doubled since 2002, costing Americans more than $250 billion annually

Commodity News From Paul Geraets, Commodity Manager

With all the talk of toxins in the news, we wanted to mention our testing protocol on corn and feed at Dakota Ethanol. All of our inbound corn is probed at least once per each hopper or compartment then put through a Boerner divider with one half through the Dickey John for moisture and test weight and the other half of the sample is graded for fm, damage, odor, insects etc. When all of these parameters are determined to be within specifications we allow the customer to dump their load. We retain ½ cup off of each sample taken placing it into a bucket to make a composite sample for each day which is in turn split down at the end of each day with a sample going to our on site lab to be tested. At our discretion to validate our own lab results, we send off daily or weekly samples to a third party lab for a full toxin panel, depending upon what we are seeing locally. We are able to test for aflatoxin and fumonison here on site with results normally available within a few hours. If we were to detect either toxin at our action level on the composite we would then start testing each load using a quick test (15-20 min) which is a pass/fail type test.

We’ve been very fortunate in that we haven’t seen action levels for toxins in our corn or feed.

On the feed side, we retain a sample off of each load for a year. We test feed for moisture, fat, and protein to ensure it stays within specifications. We also submit feed samples to a third party lab for a wide range of tests to not only validate our instrumentation but for parameters that we can’t test for like toxins, amino acids, energy and the list goes on. Rest assured that we are ever vigilant watching our feed quality to ensure a safe product for your livestock operation.

News From Board Member Ron Alverson

Earlier this month, LACP filed it’s 3rd quarter financial results with the Securities and Exchange Commission. As you may know, these filings are available to the public. The public nature of these filings enables us to do financial benchmarking against our peers. I am very pleased to report to LACP shareholders that for the first 3 quarters of 2007, Dakota Ethanol’s net income per gallon produced has been higher than most other SEC reporting plants’ net incomes per gallon. In the past two years we have risen from the middle of this group to the top. This hasn’t just happened by accident. In every department at DE, good planning, preparation, and then going out and getting the job done is evident. Each employee at DE has played a significant role. I would like to take this opportunity to personally thank every employee at DE for their efforts and dedication, and I would encourage every shareholder to express their appreciation to employees of DE for this achievement. It is gratifying for all of us at DE to be able to achieve our Mission of being the lowest cost producer of ethanol and returning maximum profits to our shareholders.

Best Wishes for a Happy Holiday Season and a Prosperous New Year!